Exhibit 99.1

Flexsteel Reports Second Quarter Results

DUBUQUE, Iowa--(BUSINESS WIRE)--February 2, 2017--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported second quarter and fiscal year-to-date financial results.

Financial Highlights for the Quarter:

  Net sales were $118.5 million; and
  Net income was $5.3 million.

Financial Highlights for the Six Months:

  Net sales were $230.6 million;
  Net income was $10.1 million;
  Dividends paid were $2.9 million; and
  Ending cash balance was $40.8 million with no borrowings.

The following table compares net sales for the quarters ended December 31, (in millions):

	2016	2015	$ Change	% Change
Residential	$100.5	$105.8	$(5.3)	-5.0%
Commercial	18.0	19.6	(1.6)	-8.2%
Total	$118.5	$125.4	$(6.9)	-5.5%

The following table compares net sales for the six months ended December 31, (in millions):

	2016	2015	$ Change	% Change
Residential	$194.2	$212.1	$(17.9)	-8.4%
Commercial	36.4	39.8	(3.4)	-8.5%
Total	$230.6	$251.9	$(21.3)	-8.5%

Net sales were $118.5 million for the quarter ended December 31, 2016, compared to record net sales of $125.4 million in the prior year quarter, a decrease of 5.5%. Net sales were $230.6 million for the six months ended December 31, 2016 compared to record net sales of $251.9 million in the prior year period, a decrease of 8.5%. Residential net sales for the six months ended December 31, 2015 included approximately $6 million of product sales related to clearing the west coast port congestion. Residential casegoods net sales declined approximately $7 million reflecting continued weak demand at retail in the current six month period.

Gross margin as a percent of net sales for the quarter ended December 31, 2016 was 22.6% compared to 22.1% for the prior year quarter. For the six months ended December 31, 2016, gross margin as a percent of net sales was 23.1% compared to 22.1% for the prior year period. Gross margin improvements were partially offset by lower absorption of fixed costs on lower volume.

Selling, general and administrative (SG&A) expenses were 15.5% of net sales in both the current and prior year quarters. For the six month period ended December 31, 2016, SG&A expenses were 16.1% of net sales compared to 15.1% of net sales in the prior period. The Company expended $1.2 million or 0.5% of net sales upgrading the business information system. The increase in SG&A as a percentage of net sales also reflects lower fixed cost leverage on decreased sales volume.

The effective income rate was 37.7% and 37.5% for the six months ended December 31, 2016 and 2015, respectively.

The above factors resulted in net income of $5.3 million or $0.68 per share for the quarter ended December 31, 2016, compared to $5.4 million or $0.69 per share in the prior year quarter. For the six months ended December 31, 2016, net income was $10.1 million or $1.29 per share compared to $11.1 million or $1.43 per share in the prior year period.

Working capital (current assets less current liabilities) at December 31, 2016 was $148 million compared to $143 million at June 30, 2016. Primary changes in working capital include increases in cash of $4 million, inventory of $10 million and accounts payable of $9 million.

For the six months ended December 31, 2016, the Company paid $6.0 million for capital expenditures including $4.6 million invested to upgrade the business information system. Dividend payments were $2.9 million for the current six month period.

All earnings per share amounts are on a diluted basis.

Outlook

The Company believes that demand for furniture products in the United States will continue to be sporadic due to economic uncertainty for the remainder of the fiscal year. Net sales for the third and fourth fiscal quarters are expected to be comparable to prior fiscal year quarters. The Company continues focusing on streamlining product introductions to increase sales and controlling discretionary spending.

For the remainder of fiscal year 2017, the Company expects to have the following expenditures:

  $12.8 million for capital expenditures and $2.5 million as SG&A expense for upgrading the business information system to better meet market conditions, customer requirements and increase operating efficiency; and
  $1.6 million in operating capital expenditures.

The Company believes it has adequate working capital and borrowing capabilities to meet these requirements.

The Company remains committed to its core strategies, which include providing a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. The Company will maintain its focus on a strong balance sheet through emphasis on cash flow and increasing profitability. The Company believes these core strategies are in the best interest of our shareholders.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) was incorporated in 1929 and is one of the oldest and largest manufacturers, importers and marketers of residential and commercial upholstered and wooden furniture products in the United States. Product offerings include a wide variety of upholstered and wood furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. The Company’s products are intended for use in home, office, hotel, healthcare and other commercial applications. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which our name “Flexsteel” is derived. The Company distributes its products throughout the United States through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)
	December 31,	June 30,
	2016	2016

ASSETS

CURRENT ASSETS:
Cash	$40,817	$36,780
Trade receivables, net	44,053	44,618
Inventories	96,284	85,904
Other	7,419	9,141
Total current assets	188,573	176,443

NONCURRENT ASSETS:
Property, plant, and equipment, net	68,425	64,124
Other assets	5,900	6,329

TOTAL	$262,898	$246,896

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$20,053	$11,023
Accrued liabilities	20,471	22,334
Total current liabilities	40,524	33,357

LONG-TERM LIABILITIES:
Other long-term liabilities	3,912	3,889
Total liabilities	44,436	37,246

SHAREHOLDERS’ EQUITY	218,462	209,650

TOTAL	$262,898	$246,896

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
NET SALES	$118,530	$125,410	$230,580	$251,942
COST OF GOODS SOLD	(91,782)	(97,726)	(177,202)	(196,389)
GROSS MARGIN	26,748	27,684	53,378	55,553
SELLING, GENERAL AND ADMINISTRATIVE	(18,332)	(19,500)	(37,258)	(37,990)
LITIGATION SETTLEMENT REIMBURSEMENTS	--	250	--	250
OPERATING INCOME	8,416	8,434	16,120	17,813
OTHER INCOME (EXPENSE):
Other income	103	116	151	67
Interest expense	--	(24)	--	(61)
Total	103	92	151	6
INCOME BEFORE INCOME TAXES	8,519	8,526	16,271	17,819
INCOME TAX PROVISION	(3,130)	(3,160)	(6,130)	(6,690)
NET INCOME	$5,389	$5,366	$10,141	$11,129

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,779	7,575	7,752	7,541
Diluted	7,906	7,821	7,865	7,774

EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.69	$0.71	$1.31	$1.48
Diluted	$0.68	$0.69	$1.29	$1.43

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)
	Six Months Ended
	December 31,
	2016	2015

OPERATING ACTIVITIES:
Net income	$10,141	$11,129
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation	4,058	3,590
Stock-based compensation expense	925	728
Deferred income taxes	617	1,805
Excess tax benefit from share-based payments	(1,182)	(687)
Change in provision for losses on accounts receivable	(40)	(50)
(Gain) loss on disposition of capital assets	(143)	12
Gain on life insurance policies	--	(346)
Changes in operating assets and liabilities	(2,257)	(6,930)
Net cash provided by operating activities	12,119	9,251

INVESTING ACTIVITIES:
Net purchases of investments	(99)	(197)
Proceeds from sale of capital assets	143	20
Proceeds from life insurance policies	--	2,836
Capital expenditures	(6,005)	(5,848)
Net cash used in investing activities	(5,961)	(3,189)

FINANCING ACTIVITIES:
Dividends paid	(2,941)	(2,707)
Proceeds from issuance of common stock	770	1,128
Shares issued to employees, net of shares withheld	(1,132)	(164)
Excess tax benefit from share-based payments	1,182	687
Repayments of current notes payable	--	(5,959)
Net cash used in financing activities	(2,121)	(7,015)

Increase (decrease) in cash	4,037	(953)
Cash at beginning of period	36,780	1,282
Cash at end of period	$40,817	$329

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer